                                                                     Exhibit 2.1


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                          SECURITIES EXCHANGE AGREEMENT

                       DATED EFFECTIVE AS OF JUNE 30, 2005

                                  BY AND AMONG

                             DONAR ENTERPRISES, INC.

                          PLAYLOGIC INTERNATIONAL, N.V.


                                       AND


                THE SHAREHOLDERS OF PLAYLOGIC INTERNATIONAL, N.V.


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                                       40

                                TABLE OF CONTENTS

Article I. ISSUANCE AND EXCHANGE OF SHARES.......................................................................   4

1.1      Issuance and Exchange...................................................................................   4

1.2      Exchange Ratio..........................................................................................   5

Article II. CLOSING..............................................................................................   5

2.1      Closing.................................................................................................   5

2.2      Deliveries by Public Company............................................................................   5

2.3      Deliveries by Shareholders and Holding Co...............................................................   5

Article III. Representations and warranties of Shareholders......................................................   5

3.1      Ownership of Stock......................................................................................   6

3.2      Authority to Execute and Perform Agreement; No Breach...................................................   6

3.3      Securities Matters......................................................................................   6

Article IV. REPRESENTATIONS AND WARRANTIES of Holding Co.........................................................   7

4.1      Organization, Standing and Corporate Power..............................................................   7

4.2      Authority; Noncontravention.............................................................................   7

4.3      Financial Statements....................................................................................   8

4.4      Capital Structure.......................................................................................   8

4.5      Subsidiaries............................................................................................   8

4.6      Intellectual Property...................................................................................   9

4.7      Absence of Certain Changes or Events; No Undisclosed Material Liabilities...............................   9

4.8      Books and Records.......................................................................................   9

4.9      Employees...............................................................................................   9

4.10     Employee Benefit Plans..................................................................................  10

4.11     Compliance with Applicable Laws.........................................................................  10

4.12     Insurance...............................................................................................  10

4.13     Litigation, etc.........................................................................................  10

4.14     Contracts...............................................................................................  10

4.15     Real Property...........................................................................................  11

4.16     Environmental Matters...................................................................................  11

4.17     Solicitation............................................................................................  11

4.18     Disclosure..............................................................................................  11

Article V. REPRESENTATIONS AND WARRANTIES of Public Company......................................................  11

5.1      Organization, Standing and Power........................................................................  11

5.2      Capital Structure.......................................................................................  12

5.3      Authority: Noncontravention.............................................................................  12

5.4      Subsidiaries............................................................................................  13

5.5      Intellectual Property...................................................................................  13

5.6      Absence of Certain Changes or Events; No Undisclosed Material Liabilities...............................  13

5.7      Books and Records.......................................................................................  14

5.8      Employees...............................................................................................  14

5.9      Employee Benefit Plans..................................................................................  14

5.10     Compliance with Applicable Laws.........................................................................  14

5.11     Insurance...............................................................................................  14

5.12     Litigation, etc.........................................................................................  15

5.13     Contracts...............................................................................................  15

5.14     Real Property...........................................................................................  15

5.15     Quotation...............................................................................................  15

5.16     Filings.................................................................................................  15

5.17     Environmental Matters...................................................................................  15

5.18     Anti-takeover Plan: State Takeover Statutes.............................................................  16

5.19     Solicitation............................................................................................  16

5.20     Disclosure..............................................................................................  16

Article VI. Indemnification......................................................................................  16

6.1      Indemnification of Holding Co and Shareholders..........................................................  17

6.2      Indemnification of Public Company.......................................................................  17

Article VII. CONDITIONS PRECEDENT................................................................................  18

7.1      Conditions to Each Party's Obligation to Effect the Exchange............................................  18

7.2      Conditions to Obligations of Holding Co and the Shareholders............................................  18

7.3      Conditions to Obligations of Public Company.............................................................  18

7.4      Frustration of Closing Conditions.......................................................................  19

Article VIII. GENERAL PROVISIONS.................................................................................  19

8.1      Survival of Representations and Warranties..............................................................  19

8.2      Fees and Expenses.......................................................................................  19

8.3      Definitions.............................................................................................  19

8.4      Usage...................................................................................................  20

8.5      Notices.................................................................................................  21

8.6      Counterparts............................................................................................  21

8.7      Entire Agreement; Third-Party Beneficiaries.............................................................  22

8.8      Governing Law...........................................................................................  22

8.9      Assignment..............................................................................................  22

8.10     Enforcement.............................................................................................  22

8.11     Severability............................................................................................  22

                          SECURITIES EXCHANGE AGREEMENT

      THIS SECURITIES EXCHANGE AGREEMENT (the "AGREEMENT"), dated as of June 30, 2005 (the "EFFECTIVE DATE"), is entered into by and among PLAYLOGIC INTERNATIONAL, N.V., a company organized under the laws of the Netherlands ("HOLDING CO"), DONAR ENTERPRISES, INC., a Delaware corporation (the "PUBLIC COMPANY"), and the shareholders of Holding Co who have executed a power of attorney in favor of Holding Co. (collectively, the "SHAREHOLDERS"). Certain capitalized terms used in this Agreement are defined in Section 0 hereof.

                              W I T N E S S E T H:

            WHEREAS, as of the Effective Date, there are 29,999,500 outstanding ordinary shares and three priority shares of Holding Co (the "HOLDING CO STOCK"), all of which shares of Holding Co Stock are beneficially owned and/or controlled by the Shareholders.

            WHEREAS, Public Company proposes to acquire all of the outstanding shares of Holding Co in exchange for the issuance of an aggregate of 21,836,924 shares of common stock, par value $0.001, of Public Company (the "EXCHANGE");

            WHEREAS, the Exchange shall constitute a reorganization within the meaning of Section 368(a) (1)(B) of the Internal Revenue Code of 1986, as amended, and/or any other "tax free" exemptions thereunder that may be available for the Exchange; and

            WHEREAS, the Boards of Directors of Public Company and Holding Co have determined that it is desirable to effect such a plan of reorganization.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                         ISSUANCE AND EXCHANGE OF SHARES

1.1   Issuance and Exchange.

      At the Closing (as defined in Section 2.1 below), to be held in accordance with the provisions of ARTICLE II below and subject to the terms and agreements set forth herein, Public Company shall authorize Public Company's transfer agent to issue to the Shareholders the number of duly authorized and newly issued shares of common stock, par value $0.001, of Public Company (the "PUBLIC COMPANY STOCK") set forth in Section 1.2 below for the outstanding priority and ordinary shares of Holding Co Stock. In consideration for the shares of Public Company Stock to be exchanged, the Shareholders shall deliver legal title to their shares of Holding Co to Public Company by executing a notarial deed at Closing . Counsel for Public Company shall release the Holding Co shares, over which he has custody, to Public Company in accordance with the written instruction of Public Company, assuming satisfaction by the Shareholders and Holding Co of all applicable conditions set forth in this Agreement.

1.2   Exchange Ratio.

      (a) At the Closing, Public Company shall exchange an aggregate of 21,836,924 shares of Public Company Stock for all issued and outstanding shares of Holding Co Stock as full consideration for the Holding Co Stock; provided that 1,028,965 of such shares shall be deposited in escrow pursuant to that Escrow Agreement dated as of the date hereof attached hereto as Exhibit A.

      (b) No fractional shares of Public Company Stock will be issued to any Shareholder entitled to receive said shares. Accordingly, Shareholders who would otherwise be entitled to receive fractional shares of Public Company Stock will receive a full share if the fractional share exceeds fifty percent (50%) and if the fractional share is less than fifty percent (50%) the fractional share shall be cancelled.

                                   ARTICLE II
                                     CLOSING

      2.1   Closing.

      The consummation of the Exchange by Public Company, Holding Co and the Shareholders (the "CLOSING") shall occur on the Effective Date, subject to the satisfaction or waiver of all of the conditions to Closing.

      2.2   Deliveries by Public Company.

      Public Company shall deliver, or cause to be delivered, to the
Shareholders:

      Certificates representing book entry for the shares of Public Company Stock being exchanged for their respective accounts, in form and substance reasonably satisfactory to the Shareholders and their counsel, it being understood that the certificates will be prepared by Public Company's transfer agent and delivered to the law firm of Heller Ehrman LLP, 7 Times Square, New York, New York 10036, attention Alex N. Gordon, Esq. for the benefit of the Shareholders;

      (a) At the Closing, the items specified in ARTICLE VII below; and

      (b) At the Closing, all of the books and records of Public Company.

2.3   Deliveries by Shareholders and Holding Co.

      At the Closing, the Shareholders and Holding Co, as applicable, shall deliver to Public Company the items specified in ARTICLE VII below.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

      Each Shareholder hereby represents and warrants to Public Company as follows (it being acknowledged that Public Company is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signature set forth on the signature page, constitutes a condition precedent to the obligations of Public Company hereunder):

3.1   Ownership of Stock.

      Each Shareholder is the lawful owner of his Holding Co Stock to be transferred to Public Company free and clear of all preemptive or similar rights, Liens, and the delivery to Public Company of the Holding Co Stock pursuant to the provisions of this Agreement will transfer to Public Company valid title thereto, free and clear of all Liens.

3.2   Authority to Execute and Perform Agreement; No Breach.

      Each Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the Holding Co Stock and to perform fully his respective obligations hereunder. This Agreement has been duly executed and delivered by each Shareholder and, assuming this Agreement constitutes the valid and binding agreement of Public Company, constitutes the valid and binding obligation of each Shareholder enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any Governmental Entity, and no approval or consent of, or filing, with any other Person is required to be obtained by the Shareholders or in connection with the execution and delivery by the Shareholders of this Agreement and consummation and performance by them of the transactions contemplated hereby.

      The execution, delivery and performance of this Agreement by each Shareholder and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by each Shareholder will not:

      (a) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which such Shareholder is a party or by or to which any of the properties and assets of such Shareholder may be bound or subject;

      (b) violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which such Shareholder or the securities, assets, properties or business of such Shareholder is bound; or

      (c) violate any statute, law or regulation to which such Shareholder is subject.

3.3   Securities Matters.

      The Shareholders hereby represent, warrant and covenant to the Public Company, as follows:

      (a) The Shareholders have been advised that the Public Company Stock has not been registered under the Securities Act, or any state securities act in reliance on exemptions therefrom.

      (b) The Public Company Stock is being acquired solely for each Shareholder's own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof. The Shareholders have no present plans to enter into any such contract, undertaking, agreement or arrangement and the Shareholders further understand that the Public Company

Stock may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption.

      (c) The Shareholders agree that the certificate or certificates representing the Public Company Stock will be inscribed with substantially the following legend:

            "The securities represented by this certificate have not been registered under the Securities Act of 1933. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these securities under the Securities Act of 1933 or an opinion of counsel that registration is not required under said Act."

      (d) The Shareholders acknowledge that an investment in Public Company is subject to a high degree of risk and that, even though Public Company's common stock is quoted on the NASD Over-the-Counter Bulletin Board, there exists no established trading market for the Public Company Stock.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF HOLDING CO

      Holding Co hereby represents and warrants to Public Company as follows (it being acknowledged that Public Company is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by the execution of this Agreement by a duly authorized officer of Holding Co, constitutes a condition precedent to the obligations of the Public Company hereunder):

4.1   Organization, Standing and Corporate Power.

      Each of Holding Co and Playlogic Game Factory, B.V., Holding Co's wholly-owned subsidiary ("PLAYLOGIC"), is a company with limited liability duly organized, validly existing and in good standing under the laws of the Netherlands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Holding Co Material Adverse Effect. For purposes of this Agreement, the term "HOLDING CO MATERIAL ADVERSE EFFECT" means any Material Adverse Effect with respect to Holding Co and Playlogic, taken as a whole, or any change of effect that adversely, or is reasonably expected to adversely, affect the ability of Holding Co to consummate the transactions contemplated by this Agreement in any material respect or materially impair or delay Holding Co's ability to perform its obligations hereunder.

4.2   Authority; Noncontravention.

      Holding Co has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Holding Co of this Agreement and the consummation of the transactions contemplated hereby by Holding Co have been duly authorized by all necessary corporate action on the part of Holding Co. This Agreement has been duly executed and delivered by Holding Co and, assuming this Agreement constitutes the valid and binding agreement of Public Company, constitutes a valid and binding obligation of Holding Co, enforceable against Holding Co in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not (x) conflict with any provisions of the charter or other organizational or governing documents of Holding Co, (y) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of a material benefit under, or require the consent of any Person under, any indenture, or other material agreement, Permit, concession, ground lease or similar instrument or undertaking to which Holding Co is a party or by which Holding Co or any of its assets are bound or affected, result in the creation or imposition of a Lien against any material asset of Holding Co, which singly or in the aggregate would have a Holding Co Material Adverse Effect, or
(z) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award binding on or applicable to Holding Co or Playlogic and currently in effect, which, in the case of clauses
(y) and (z) above, singly or in the aggregate, would have a Holding Co Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity or any third party which has not been received or made is required by or with respect to Holding Co in connection with the execution and delivery of this Agreement by Holding Co or the consummation by Holding Co of the transactions contemplated hereby, except for consents, approvals, authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in a Holding Co Material Adverse Effect.

4.3   Financial Statements.

      The financial statements of Holding Co for the period ending December 31, 2004 have been audited by the independent accounting firm of BDO CampersOberst in the Netherlands and BDO Seidman LLP in the United States for the periods indicated therein in conformity with IFRS Generally Accepted Accounting Principles.

4.4   Capital Structure.

      As of the Effective Date, there are 29,999,500 outstanding ordinary shares and three priority shares of Holding Co and no shares of Holding Co Stock were held by Holding Co in its treasury. All outstanding shares of capital stock of Holding Co have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to preemptive or similar rights. No bonds, debentures, notes or other indebtedness of Holding Co having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Shareholders may vote are issued or outstanding. Except for this Agreement, Holding Co does not have and, at or after Closing will not have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which either (a) obligates Holding Co to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Holding Co, or (b) restricts the voting, disposition or transfer of shares of capital stock of Holding Co. There are no outstanding stock appreciation rights or similar derivative securities or rights of Holding Co.

4.5   Subsidiaries.

      Other than as provided on Schedule 4.5, neither Holding Co nor Playlogic owns, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

4.6   Intellectual Property.

      Neither Holding Co nor Playlogic has any Knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Holding Co or Playlogic infringes upon or involves, or has resulted in the infringement of, any trademarks, trade names, service marks, patents, copyrights or other proprietary rights of any other Person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened with respect thereto.

4.7   Absence of Certain Changes or Events; No Undisclosed Material Liabilities.

      (a) Since December 31, 2004, each of Holding Co and Playlogic has conducted its business only in the ordinary course, and, except as set forth on
Schedule 4.7, there has not been (i) any change, destruction, damage, loss or event which has had or could reasonably be expected to have, individually or in the aggregate a Holding Co Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Holding Co or Playlogic's capital stock, or any repurchase, redemption or other acquisition by Holding Co or Playlogic of any shares of their respective capital stock or equity interests, as applicable; (iii) any increase in the rate or terms of compensation payable or to become payable by Holding Co or Playlogic to its directors, officers or key employees; (iv) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees; (v) any entry into any agreement, commitment or transaction by Holding Co or Playlogic, or waiver, termination, amendment or modification to any agreement, commitment or transaction, which is material to Holding Co or Playlogic taken as a whole; (vi) any material labor dispute involving the employees of Holding Co or Playlogic;
(vii) any change by Holding Co or Playlogic in accounting methods, principles or practices except as required or permitted by GAAP; (viii) any write-off or write-down of, or any determination to write-off or write-down, any asset of Holding Co or Playlogic or any portion thereof; (ix) any split, combination or reclassification of any of Holding Co or Playlogic's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of Holding Co or Playlogic's capital stock; (x) any amendment of any material term of any outstanding security of Holding Co or Playlogic; (xi) any loans, advances or capital contributions to or investments in, any other Person in existence on the Effective Date made by Holding Co or Playlogic; (xii) any sale or transfer by Holding Co or Playlogic of any of the assets of Holding Co or Playlogic, as applicable; (xiii) cancellation of any material debts or claims or waiver of any material rights by Holding Co or Playlogic; or (xiv) any agreements by Holding Co or Playlogic to
(a) do any of the things described in the preceding clauses (i) through (xiii) other than as expressly contemplated or provided for herein or (b) take, whether in writing or otherwise, any action which, if taken prior to the Effective Date, would have made any representation or warranty of Holding Co in this Agreement untrue or incorrect in any material respect.

      (b) Except as set forth on Schedule 4.7(b), Holding Co has no liabilities, except as set forth in its financial statements for the period ended December 31, 2004 or otherwise incurred in the ordinary course of business.

4.8   Books and Records.

      The books of account and other financial Records of Holding Co and Playlogic, all of which have been made available to Public Company, are complete and correct, represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

4.9   Employees.

      Neither Holding Co nor Playlogic has any labor disputes with its respective employees. Except as otherwise set forth on Schedule 4.9, there are no loans or other obligations payable or owing by Holding Co or Playlogic to any stockholder, officer, director or employee of Holding Co or Playlogic, as applicable, nor are there any loans or debts payable or owing by any of such persons to Holding Co or Playlogic or any guarantees by Holding Co or Playlogic of any loan or obligation of any nature to which any such Person is a party. The employment of Holding Co's and Playlogic's employees is subject to the law of the Netherlands.

4.10  Employee Benefit Plans.

      All employee benefits provided by Playlogic to its employees are in accordance with applicable laws of the Netherlands.

4.11     Compliance with Applicable Laws.

      Each of Holding Co and Playlogic has and after giving effect to the transactions contemplated hereby will have in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and to the Knowledge of Holding Co there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Holding Co Material Adverse Effect. To Holding Co's Knowledge, each of Holding Co and Playlogic is in compliance with, and has no liability or obligation under, any applicable statute, law, ordinance, rule, order or regulation of any Governmental Entity, including any liability or obligation to undertake any remedial action under Hazardous Substances Laws (as hereinafter defined), except for instances of non-compliance, liabilities or obligations, which individually or in the aggregate would not have a Holding Co Material Adverse Effect.

4.12  Insurance.

      Except as disclosed on Schedule 4.12, each of Holding Co and Playlogic insurance policies are in full force and effect.

4.13  Litigation, etc.

      Except as set forth on Schedule 4.13 and as of the Effective Date, (a) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the Knowledge of Holding Co, threatened against Holding Co or Playlogic (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (b) neither Holding Co nor Playlogic is subject to any outstanding order, writ, judgment, injunction, order, decree or arbitration order that, in any such case described in clauses
(a) and (b), (i) could reasonably be expected to have, individually or in the aggregate, a Holding Co Material Adverse Effect or (ii) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act. As of the Closing, there are no suits, actions, claims or proceedings pending or, to Holding Co's Knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

4.14  Contracts.

      All material contracts, leases, arrangements or commitments (whether oral or written) of either Holding Co or Playlogic relating to: (a) the employment of any Person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property, are in full force and effect and none of the parties thereto may be deemed in breach of same.

4.15  Real Property.

      Holding Co and Playlogic have good and valid title to any owned real property.

4.16  Environmental Matters.

      The operations of each of Holding Co and Playlogic comply with all applicable local and national environmental laws.

4.17  Solicitation.

      None of Holding Co, Playlogic, or the officers, directors, Affiliates or agents of Holding Co or Playlogic, or any other Person acting on behalf of Holding Co or Playlogic has solicited, directly or indirectly, any Person to enter into a merger or similar business combination transaction with Holding Co or Playlogic by any form of general solicitation, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

4.18  Disclosure.

      The representations and warranties and statements of fact made by Holding Co in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY

      Public Company hereby represents and warrants to Holding Co and the Shareholders as follows (it being acknowledged that Holding Co and the Shareholders are entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by the execution of this Agreement by a duly authorized officer of Public Company, constitutes a condition precedent to the obligations of Holding Co and the Shareholders hereunder):

5.1   Organization, Standing and Power.

      Public Company is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Public Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Public Company Material Adverse Effect. For purposes of this Agreement, the term "PUBLIC COMPANY MATERIAL ADVERSE EFFECT" means any

Material Adverse Effect with respect to Public Company, taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of Public Company to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays Public Company's ability to perform its obligations hereunder. Public Company has made available to Holding Co complete and correct copies of its charter documents and bylaws.

5.2   Capital Structure.

      As of the Effective Date, the authorized capital stock of Public Company consists of 100,000,000 shares of Public Company Stock and 20,000,000 shares of preferred stock, $0.001 par value. Immediately following the Closing, there will be 23,027,989 shares of common stock of Public Company issued and outstanding and no shares of preferred stock issued and outstanding. No shares of common stock or preferred stock of Public Company will be held by Public Company in its treasury. All outstanding shares of capital stock of Public Company will have been duly authorized and validly issued, and will be fully paid and nonassessable and not subject to preemptive or similar rights. No bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Public Company may vote are issued or outstanding. Except for this Agreement, Public Company does not have, and at or after Closing will not have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which either (a) obligates Public Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Public Company, or (b) restricts the voting, disposition or transfer of shares of capital stock of Public Company. There are no outstanding stock appreciation rights or similar derivative securities or rights of Public Company.

5.3   Authority: Noncontravention.

      Public Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Public Company and the consummation by Public Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Public Company. This Agreement has been duly executed and delivered by Public Company and, assuming this Agreement constitutes the valid and binding agreement of Holding Co and the Shareholders, constitutes a valid and binding obligation of Public Company, enforceable against Public Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof, will not, (x) conflict with any of the provisions of the charter documents or bylaws of Public Company, (y) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of a benefit under, or require the consent of any Person under, any indenture or other agreement, Permit, concession, ground lease or similar instrument or undertaking to which Public Company is a party or by which Public Company or any of its assets are bound or affected, result in the creation or imposition of a Lien against any material asset of Public Company, which, singly or in the aggregate, would have a Public Company Material Adverse Effect, or (z) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award binding on Public Company currently in effect, which in the case of clauses (y) and (z) above, singly or in the aggregate, would have a Public Company Material Adverse Effect. Except as required by applicable federal securities law, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity or any third party which has not been received or made is required by or with respect to Public Company in connection with the execution and delivery of this Agreement by Public Company or the consummation by Public Company of the transactions contemplated hereby, except for consents, approvals, authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in a Public Company Material Adverse Effect.

5.4   Subsidiaries.

      Except for Playlogic Entertainment, Inc., Public Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

5.5   Intellectual Property.

      Public Company does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. Public Company has no Knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Public Company infringes upon or involves, or has resulted in the infringement of, any trademarks, trade names, service marks, patents, copyrights or other proprietary rights of any other Person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened with respect thereto.

5.6   Absence of Certain Changes or Events; No Undisclosed Material Liabilities.

      (a) The Shareholders have been provided with the audited financial statements of Public Company as of December 31, 2004 ( the "FINANCIAL STATEMENTS"). Except as otherwise disclosed in its filings or public record with the Securities and Exchange Commission, Public Company has conducted its business only in the ordinary course, and there has not been (i) any change, destruction, damage, loss or event which has had or could reasonably be expected to have, individually or in the aggregate a Public Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Public Company's capital stock, or any repurchase, redemption or other acquisition by Public Company of any shares of their respective capital stock or equity interests, as applicable; (iii) any increase in the rate or terms of compensation payable or to become payable by Public Company to its directors, officers or key employees; (iv) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees; (v) any entry into any agreement, commitment or transaction by Public Company, or waiver, termination, amendment or modification to any agreement, commitment or transaction, which is material to Public Company taken as a whole; (vi) any material labor dispute involving the employees of Public Company; (vii) any change by Public Company in accounting methods, principles or practices except as required or permitted by GAAP; (viii) any write-off or write-down of, or any determination to write-off or write-down, any asset of Public Company or any portion thereof; (ix) any split, combination or reclassification of any of Public Company's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of Public Company's capital stock; (x) any amendment of any material term of any outstanding security of Public Company; (xi) any loans, advances or capital contributions to or investments in, any other Person in existence on the Effective Date made by Public Company; (xii) any sale or transfer by Public Company of any of the assets of Public Company; (xiii) cancellation of any material debts or claims or waiver of any material rights by Public Company; or (xiv) any agreements by Public Company to (a) do any of the things described in the preceding clauses
(i)
through (xiii) other than as expressly contemplated or provided for herein or
(b) take, whether in writing or otherwise, any action which, if taken prior to the Effective Date, would have made any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect.

      (b) Public Company has no Liabilities, except as set forth in the Financial Statements or otherwise incurred in the ordinary course of business.

5.7   Books and Records.

      The books of account and other financial Records of Public Company, all of which have been made available to Holding Co, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act.

5.8   Employees.

      Except with regard to Timothy P. Halter, Public Company's sole officer and director, Public Company (a) has no employees, (b) does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees, (c) has no written or oral employment agreements with any officer or director of Public Company or (d) is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by Public Company to any stockholder, officer, director or employee of Public Company, nor are there any loans or debts payable or owing by any of such persons to Public Company or any guarantees by Public Company of any loan or obligation of any nature to which any such Person is a party.

5.9   Employee Benefit Plans.

      Public Company has no (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Public Company.

5.10  Compliance with Applicable Laws.

      Public Company has and after giving effect to the transactions contemplated hereby will have in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and to the Knowledge of Public Company there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Public Company Material Adverse Effect. To Public Company's Knowledge, Public Company is in compliance with, and has no liability or obligation under, any applicable statute, law, ordinance, rule, order or regulation of any Governmental Entity, including any liability or obligation to undertake any remedial action under Hazardous Substances Laws (as hereinafter defined), except for instances of non-compliance, liabilities or obligations, which individually or in the aggregate would not have a Public Company Material Adverse Effect.

5.11  Insurance.

      Public Company has no insurance policies in effect.

5.12 Litigation, etc.

      As of the Effective Date, (a) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the Knowledge of Public Company, threatened against Public Company (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (b) Public Company is not subject to any outstanding order, writ, judgment, injunction, order, decree or arbitration order that, in any such case described in clauses (a) and (b), (i) could reasonably be expected to have, individually or in the aggregate, a Public Company Material Adverse Effect or
(ii) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act. As of the Closing, there are no suits, actions, claims or proceedings pending or, to Public Company's Knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

5.13 Contracts.

      Except for its contract with Securities Transfer Corporation, a Texas corporation ("STC"), pursuant to which STC acts as the Public Company's stock transfer agent, Public Company has no material contracts, leases, arrangements or commitments (whether oral or written) and is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any Person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

5.14 Real Property.

      Public Company does not own or lease any real property.

5.15 Quotation.

      As of the Effective Date, the Public Company Stock will remain eligible for quotation on the NASD Over-the-Counter Bulletin-Board.

5.16 Filings.

      Prior to the Effective Date, Public Company has filed all reports required to be filed by it under the Securities Exchange Act. All such reports do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not false or misleading

5.17 Environmental Matters.

      Public Company has not received any written notice from any Governmental Entity that there exists any violation of any Hazardous Substances Law (as hereinafter defined). Public Company has no Knowledge (a) of any Hazardous Substances (as hereinafter defined) present on, under or about any Public Company asset, and to Public Company's Knowledge no discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Substances has occurred on, under or about any Public Company asset, (b) that any Public Company assets violates, or has at any time violated, any Hazardous Substance Laws, and (c) that there is a condition on any asset for which Public Company has an obligation to undertake any remedial action pursuant to Hazardous Substance Laws. For purposes hereof, "HAZARDOUS SUBSTANCES" means, without limitation (i) those substances included within definitions of any one or more of the terms "Hazardous Substance," and "Hazardous Waste," "Toxic Substance" and "Hazardous Material" in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 90,601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Occupational Safety and Health Act, 29 U.S.C.
Section 651, et seq., (insofar as it relates to employee health and safety in relation to exposure to Hazardous Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, "HAZARDOUS SUBSTANCES LAWS"); (ii) such other substances, materials or wastes as are or become regulated under, or as are classified as hazardous or toxic under Hazardous Substance Laws; and (iii) any materials, wastes or substances that can be defined as (v) petroleum products or wastes; (w) asbestos; (x) polychlorinated biphenyl; (y) flammable or explosive; or (z) radioactive.

5.18 Anti-takeover Plan: State Takeover Statutes.

      Public Company does not have in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, scheme, device or arrangement. The Board of Directors of Public Company has approved this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Exchange, this Agreement or any of the transactions contemplated by this Agreement.

5.19 Taxes.

      Public Company has filed all required material federal, state and foreign income and franchise tax returns (or has duly filed extensions thereto) and has paid or accrued all taxes shown as due thereon, and Public Company has no knowledge of a tax deficiency which has been or might be asserted or threatened against it which is reasonably likely to have a Public Company Material Adverse Effect.

5.20 Solicitation.

      None of Public Company, its officers, directors, Affiliates or agents, or any other Person acting on its behalf has solicited, directly or indirectly, any Person to enter into a merger or similar business combination transaction with Public Company by any form of general solicitation, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

5.21 Disclosure.

      The representations and warranties and statements of fact made by Public Company in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

                                   ARTICLE VI
                                 INDEMNIFICATION

6.1 Indemnification of Holding Co and Shareholders.

      (a) Public Company shall, from and after the Closing, indemnify, defend and hold harmless the Shareholders, Holding Co, and Holding Co's officers, directors, Affiliates or agents, and any other Person acting on its behalf (the "HOLDING CO INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (the "HOLDING CO INDEMNIFIED LIABILITIES") based on, or arising out of, any breach of Public Company's representations, warranties, covenants or other obligations contained in this Agreement by Public Company , in each case, to the fullest extent permitted under the laws of the State of Delaware.

      (b) The Holding Co Indemnified Parties shall have the right to conduct the defense of any action giving rise to a claim for indemnity under this Agreement with counsel of their own choosing. Holding Co, the Shareholders and Public Company agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Holding Co Indemnified Parties with respect to matters occurring through the Closing, shall survive the Exchange and shall continue in full force and effect for a period of not less than two years from the Closing; provided, however, that all rights to indemnification in respect of any Holding Co Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Holding Co Indemnified Liabilities.

      (c) The provisions of this Section 6.1 are intended to be for the benefit of, and shall be enforceable by, each Holding Co Indemnified Party, his or her heirs and his or her personal representatives and shall be binding upon all successors and assigns of Public Company and Holding Co.

6.2 Indemnification of Public Company.

      (a) Holding Co shall, from and after the Closing, indemnify, defend and hold harmless Public Company and Public Company's officers, directors, Affiliates or agents, and any other Person acting on its behalf (the "PUBLIC COMPANY INDEMNIFIED Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (the "PUBLIC COMPANY INDEMNIFIED LIABILITIES") based on, or arising out of, or pertaining to any breach of Holding Co or Playlogic's representations, warranties, covenants or other obligations contained in this Agreement by Holding Co or Playlogic , in each case, to the fullest extent permitted under the laws of the State of Delaware and the Netherlands.

      (b) The Public Company Indemnified Parties shall have the right to conduct the defense of any action giving rise to a claim for indemnity under this Agreement with counsel of their own choosing. Holding Co, the Shareholders and Public Company agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Public Company Indemnified Parties with respect to matters occurring through the Closing, shall survive the Exchange and shall continue in full force and effect for a period of not less than two years from the Closing; provided, however, that all rights to indemnification in respect of any Public Company Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Public Company Indemnified Liabilities.

      (c) The provisions of this Section 6.2 are intended to be for the benefit of, and shall be enforceable by, each Public Company Indemnified Party, his or her heirs and his or her personal representatives and shall be binding upon all successors and assigns of Public Company and Holding Co.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

7.1 Conditions to Each Party's Obligation to Effect the Exchange.

      The respective obligation of each party to effect the Exchange is subject to the satisfaction or written waiver of the following conditions:

      (a) No Injunctions or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect; provided, however, that the party invoking this condition shall use its best efforts to have any such temporary restraining order, injunction, order, restraint or prohibition vacated.

      (b) Governmental and Regulatory Consents. All material filings required to be made prior to the Closing with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Closing from, Governmental Entities, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Holding Co and Public Company will have been made or obtained (as the case may be).

7.2 Conditions to Obligations of Holding Co and the Shareholders.

      The obligations of Holding Co and the Shareholders to effect the Exchange are further subject to the satisfaction or written waiver on or prior to the Closing of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Public Company set forth in ARTICLE V that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties of Public Company set forth in ARTICLE V that are not so qualified shall be true and correct in all material respects, in each case as of the Closing, except to the extent such representations and warranties speak as of an earlier date. In addition, all such representations and warranties shall be true and correct as of the Closing, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Material Adverse Effect.

      (b) Performance of Obligations of Public Company. Public Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

      (c) Board Representation and Officers. At the Closing and pursuant to a written consent to action of the Board of Directors of Public Company, the Board of Directors (a) shall appoint Willem Smit, W. J. Simon and E. L. A. van Emden as members of the Board of Directors (effective upon the expiration of any time periods required by applicable law), and (b) all existing officers and directors shall resign as officers and directors of Public Company (effective upon the expiration of any time periods required by applicable law), and the Board of Directors of Public Company shall appoint Willem Smit as President and Chief Executive Officer and Leo van de Voort as Chief Financial Officer, Treasurer and Secretary.

7.3 Conditions to Obligations of Public Company.

      The obligation of Public Company to effect the Exchange is further subject to the satisfaction or written waiver on or prior to Closing of the following conditions:

      (a) Representations and Warranties. The representations and warranties of Holding Co set forth in ARTICLE IV and the Shareholders set forth in ARTICLE III that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties of Holding Co set forth in
ARTICLE IV and the Shareholders set forth in ARTICLE III that are not so qualified shall be true and correct in all material respects, in each case as of the Closing. In addition, all such representations and warranties shall be true and correct as of the Closing, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Material Adverse Effect.

      (b) Performance of Obligations of Holding Co and the Shareholders. Holding Co and the Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

      (c) Current Report. Simultaneously with the Closing, Public Company shall have been provided the information necessary for it to file with the Securities and Exchange Commission a Current Report on Form 8-K to report the transactions contemplated herein.

7.4 Frustration of Closing Conditions.

      None of Public Company, the Shareholders or Holding Co may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to commence or complete the Exchange and the other transactions contemplated by this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1 Survival of Representations and Warranties.

      Except as otherwise contemplated herein, the representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years.

8.2 Fees and Expenses.

      Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

      Definitions.

      For purposes of this Agreement, and except as otherwise defined in this
Agreement:

      (a) "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

      (b) "GOVERNMENTAL ENTITY" means any domestic or foreign governmental agency or regulatory authority;

      (c) "KNOWLEDGE" means actual knowledge. In order for an individual to have Knowledge of a fact or matter, the individual must be actually aware of that fact or matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or matter.

      (d) "LIENS" means, collectively, all material pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

      (e) "MATERIAL ADVERSE EFFECT" with respect to any Person means an event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its subsidiaries taken as a whole;

      (f) "PERMITS" means federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits an rights; and

      (g) "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

      (h) "RECORD" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

      (i) "SECURITIES ACT" means the Securities Act of 1933, as amended.

      (j) "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

8.3 Usage.

      In this Agreement, unless a clear contrary intention appears:

      (a) the singular number includes the plural number and vice versa;

      (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

      (c) reference to any gender includes each other gender or, in the case of an entity, the neuter;

      (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, and shall be deemed to refer as well to all addenda, exhibits and schedules;

      (e) reference to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated

      (f) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

      (g) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

      (i) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

      (j) "or" is used in the inclusive sense of "and/or;" and

      (k) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding."

8.4 Notices.

      All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Public Company prior to the Closing to:

          Timothy P. Halter
          12890 Hilltop Road
          Argyle, Texas 76226
          Telephone: (972) 233-0300

      (b) if to Holding Co and to Public Company after the Closing to

          c/o 747 Capital LLC
          747 Third Avenue, Suite 22-A
          New York, New York
          Attn: Gijs van Thiel
          Telephone: (212) 747-7474

          with a copy to:

          Alex Gordon
          Heller Ehrman LLP
          7 Times Square
          New York, New York 10036
          Telephone: (212) 847-8750

8.5 Counterparts.

      This Agreement may be executed in two or more counterparts.

8.6 Entire Agreement; Third-Party Beneficiaries.

      This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Sections 6.1 and 6.2 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third Persons referred to in, or intended to be benefited by, such provisions.

8.7 Governing Law.

      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

8.8 Assignment.

      Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.9 Enforcement.

      The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10 Severability.

      Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.


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


      IN WITNESS WHEREOF, Public Company, Holding Co and the Shareholders have executed this Agreement to be effective as of the Effective Date.

                               DONAR ENTERPRISES, INC.

                               By:__________________________
                                  Timothy P. Halter, Chief Executive Officer


                               PLAYLOGIC INTERNATIONAL, N.V.

                               By:__________________________
                                  Willem M. Smit, Chief Executive Officer


                               SHAREHOLDERS

                               BY: PLAYLOGIC INTERNATIONAL, N.V.

                               By: ________________________
                                   Willem M. Smit, Chief Executive Officer


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